November 5, 1996



VIA FACSIMILE AND U. S. MAIL

Ms. Illona Adams
c/o The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road
Suite A-200
Bannockburn, IL 60015

Ms. Mary Lou Kennedy
First American Title Insurance
Company
30 North LaSalle Street
Suite 310
Chicago, IL 60602

     Re: Agreement of Sale by and between Southern Properties Fund, Inc., as Purchaser, and Greenwald Partners Limited Partnership, as Seller, dated August 28, 1996 (the "Agreement")

Dear Mses. Adams and Kennedy:

     Pursuant to Section 8 of the Reinstatement of, and First Amendment to, Agreement of Sale and Escrow Agreement, on behalf of our client, we are hereby providing notice of our client's election to extend the Closing Date (as defined in the Agreement) to a date on or before December 15, 1996. Our client will deliver the additional earnest money deposit in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) to the Escrow Agent (as defined in the Agreement) on or before November 15, 1996. Such additional earnest money deposit is to be credited against the Purchase Price (as defined in the Agreement) at closing.

                              Very truly yours,


                              /s/ Stephen J. Helfman
                              ----------------------------------
                              Stephen J. Helfman
SWZ:mas:347,001
cc:  Mr. Alan Lieberman
     Daniel J. Perlman, Esq.
     Ferdinand J. Gallo, III, Esq.
     Mr. Michael Wohl
     Mr. Ken Endelson
     Mr. Richard Finkelstein
     Stephen J. Helfman, Esq.
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